Exhibit 99.1
Sable Offshore Corp. Statement on California Coastal Commission Litigation

Santa Barbara, CA – Sable Offshore Corp. (“Sable” or the “Company”) (NYSE: SOC) today provided an update regarding its ongoing litigation with the California Coastal Commission (“Coastal Commission”). In the Santa Barbara Superior Court’s tentative ruling released on October 14, 2025, the court indicated that it will deny Sable’s claims against the Coastal Commission. Sable vigorously disagrees with the court’s tentative ruling. If adopted after the court’s hearing scheduled on October 15, the ruling would have no impact on the resumption of petroleum transportation through the Las Flores Pipeline System. Additionally, oil and gas production from the federal Santa Ynez Unit and the flow of petroleum from the Santa Ynez Unit to the Las Flores Canyon processing facilities or to a potential Offshore Storage & Treating Vessel (“OS&T”) would be unaffected by rulings in the Coastal Commission litigation. Sable nevertheless intends to appeal this ruling to the California Court of Appeal if the ruling is adopted by the Santa Barbara Superior Court.

Sable is suing the Coastal Commission for the damages it has caused Sable by erroneously issuing cease and desist orders during Sable’s anomaly repair program on the Las Flores Pipeline System. The anomaly repair program and hydrotesting of the Las Flores Pipeline System was completed in May 2025 in accordance with the Federal Consent Decree. Sable intends to continue its pursuit of the writ of mandate in the Court of Appeal as well as declaratory relief and inverse condemnation claims in excess of approximately $347 million.

Jim Flores, Chairman and CEO of Sable said, “Although the tentative ruling is disappointing, it has no impact on Sable’s business strategy of either resuming petroleum transportation through the Las Flores Pipeline System or selling its Santa Ynez Unit production through an OS&T. California has an opportunity to authorize the resumption of petroleum transportation through the Las Flores Pipeline System per its obligations in the Federal Consent Decree and lower gasoline prices for California residents. Sable is very concerned about the state’s crumbling energy complex. California’s economy will face dire consequences if refineries continue to close due to the lack of domestic production, which should be a major concern for the bondholders of the State of California. The Las Flores Pipeline System offers a California-based solution benefitting workers, state and local government revenues and the environment that can almost immediately serve to reverse this trend.”

Sable continues to work diligently with the State of California to safely and responsibly resume petroleum transportation through the Las Flores Pipeline System in accordance with the Federal Consent Decree. Continued delays in approving the Restart Plans for the Las Flores Pipeline System could prompt Sable to pursue the accelerated OS&T strategy, which was utilized to process Santa Ynez Unit production in federal waters from 1981 – 1994. During that time period, the Santa Ynez Unit produced over 160 million barrels of oil equivalent. Regardless of whether California approves the resumption of petroleum transportation through the Las Flores Pipeline System, Sable plans to pursue the OS&T strategy which Sable believes will allow it to refinance its existing term loan.

About Sable
Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Forward-Looking Statements
The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward- looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence sales from the Santa Ynez Unit assets and the cost and time required therefor; global economic conditions and inflation; increased operating costs; lack of availability of drilling

Exhibit 99.1
and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.

Disclaimers
The Santa Ynez Unit assets discussed in this press release restarted production in May 2025 and have not sold commercial quantities of hydrocarbons since such Santa Ynez Unit assets were shut in during June of 2015 when the only onshore pipeline transporting hydrocarbons produced from such Santa Ynez Unit assets to market ceased transportation. Since the May 2025 production restart, the oil produced has been transported via pipeline to storage tanks onshore at Sable’s Las Flores Canyon processing facility where it is being stored pending restart of the Las Flores Pipeline System. There can be no assurance that the necessary approvals will be obtained that would allow the Las Flores Pipeline System to recommence transportation or the contemplated use of an Offshore Storage and Treating Vessel that would allow the Santa Ynez Unit assets to recommence sales.

Contacts
Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations
IR@sableoffshore.com
713-579-8111